[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
Exhibit 10.15
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of April, 2002 (the “Effective Date”) by and between Volcano Therapeutics, Inc. (“VOLCANO”), a corporation organized and existing under the laws of the State of Delaware and having an office at 26061 Merit Circle, Suite 103, Laguna Hills, CA 92635 and The Cleveland Clinic Foundation (“CCF”), a non-profit corporation established under the laws of the State of Ohio and located at 9500 Euclid Avenue, Cleveland, OH 44195.
WHEREAS, VOLCANO is involved in developing medical devices for the detection and treatment of atherosclerotic disease, in particular vulnerable plaque;
WHEREAS, researchers at CCF have developed certain methods, algorithms, software, devices and related know-how (the “CCF-IP”) that are complementary to and can enhance the VOLCANO devices, and whereas CCF has taken steps to protect CCF-IP including obtaining patent protection for the patentable portions of the CCF IP; and
WHEREAS, VOLCANO is desirous of licensing, developing and marketing the CCF-IP and CCF is desirous of granting VOLCANO a license to the CCF-IP.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, CCF and VOLCANO agree as follows:
Section 1 — DEFINITIONS
These terms shall have the following meanings when used herein:
1. “Deliverables” shall mean, in addition to the Licensed Patents and Licensed Technology, it is contemplated by the parties that CCF shall provide as an important part of the consideration for this Agreement certain Deliverables upon which performance by VOLCANO depends; these Deliverables include transfer of a prototype product including a look-up table for implementing certain algorithms and continuing participation of CCF in product development and testing and after product launch to ensure continued Improvements of the products.
2. “Enabled Products” shall mean only those products that are not themselves Licensed Products but which are specifically designed to operate in conjunction with Licensed Products so as to enable other products to operate with the Licensed Products, such as an adapter that allows the use of a commercial IVUS (intravascular ultrasound) catheter with an instrument that is a Licensed Product.
3. “Field” shall mean the diagnosis and treatment of atherosclerosis and related vascular diseases using intravascular methods.
4. “Improvements” shall mean future improvements to the Licensed Patents and/or the Licensed Technology, in particular improvements that are developed by the inventors named in the CCF cases listed in Exhibit A or by persons who are or have been members of the laboratories of those inventors.

5. “Licensed Patents” shall mean the patents and patent applications listed on Exhibit A hereto, and all provisional applications, divisional applications, substitution applications, continuation applications, continuation-in part applications, and reissue applications, re- examination applications, and extensions of or derivatives of the preceding, patents issuing on each of the preceding, and all foreign counterparts based on, containing the substance of or derived from each of the preceding.
6. “Licensed Products” shall mean all products or services covered by a valid issued claim of a Licensed Patent or a claim of a pending patent application in the country in which such Licensed Product is sold or manufactured and/or incorporate of otherwise utilize Licensed Technology.
7. “Licensed Technology” shall mean all proprietary information, know-how, procedures, methods, prototypes, designs, technical data, reports, software, algorithms, trade secrets, improvements and data owned by CCF or in which CCF has any rights that are related to or derived from CCF IP including Improvements thereon made during the term of this Agreement, and that are necessary or useful in the development, manufacture or use of Licensed Products.
8. “Net Sales” shall mean the total amount received from the sales of a Licensed Product less product returned for credit or used for demonstration or marketing purposes. Licensed Product donated by VOLCANO to a bona fide charity or non-profit research entity is not included in Net Sales provided VOLCANO receives no revenue from such donations.
9. “Territory” shall mean worldwide.
10. “Unit” shall mean a Licensed Product that consists of (i) a combination of the Licensed Patents and/or the Licensed Technology with VOLCANO technology or (ii) the Licensed Patents and/or the Licensed Technology without VOLCANO technology (i.e., a stand-alone product), as the case may be, and that generates a gross revenue amount upon sale of such Unit.
Section 2 — GRANT
CCF hereby grants and VOLCANO hereby accepts an exclusive irrevocable license (subject to the terms and conditions herein) in the Field and Territory to the Licensed Patents and Licensed Technology to make, have made, use, import, have imported, develop, have developed, improve, have improved, offer for sale, sell and have sold Licensed Products in the Territory. This license includes the right to grant and authorize sublicenses, under the Licensed Patents and Licensed Technology.
Section 3 — LICENSE FEE
1. A payment of two hundred thousand dollars ($200,000) will be made to CCF upon execution of this License Agreement and delivery of the Licensed Patents, Licensed Technology and the existing prototype product including data, documentation, algorithms, look up tables and source code software developed by CCF prior to the execution of this Agreement.

2. A payment of one hundred and twenty-five thousand dollars ($125,000) will be made to CCF upon European Community regulatory clearance or first commercial sale within the European Community, whichever event occurs first.
3. A payment of one hundred and twenty-five thousand dollars ($125,000) will be made to CCF upon United States FDA regulatory clearance or first commercial sale within the United States, whichever event occurs first.
Section 4 — PARTICIPATION
1. Within sixty- (60) days of the execution of this Agreement the parties will mutually develop and agree upon a plan and schedule (the “PD Plan”) whereby CCF shall diligently participate with VOLCANO in the development and testing of Licensed Products leading to regulatory clearance and product launch (commercial sale) for the Licensed Products. As part of the PD Plan, Contact Personnel at CCF and at VOLCANO shall be identified. The PD Plan will then be attached to this Agreement as Exhibit B and may be updated from time to time at the request of the parties.
2. CCF will make a written report to VOLCANO on a quarterly basis detailing its progress on the PD Plan and presenting results and any Improvements to VOLCANO.
3. The Contact Personnel from CCF and VOLCANO will meet periodically, but no less frequently than quarterly, to report and discuss their respective progress. These meetings may be held by video or teleconference as the parties may decide; however, if VOLCANO requests that CCF Contact Personnel travel outside of the Cleveland metropolitan area to meet, then VOLCANO shall reimburse the reasonable travel expenses incurred by the CCF Contact Personnel pursuant to such meeting. At these meetings, the PD Plan will be revised if necessary with the revisions being promulgated to the parties.
4. According to the PD Plan, VOLCANO may submit instruments and/or software to CCF with requests for testing and evaluation, with the costs and particulars for such testing and evaluation to be mutually agreed upon by the parties in advance. VOLCANO will propose a target for the completion of each such request. CCF shall make its best efforts to respond to these requests in a timely manner. If CCF reasonably believes the proposed target is unattainable, it must make a counter proposal, and the parties will mutually agree upon a target. Failure to respond to requests of this Section 4 in a timely manner by meeting the target shall toll the time limits of Section 9 for so long as the request remains unmet.
5. If, in the sole opinion of VOLCANO, CCF is not diligently participating in the PD plan, then the following procedures will apply:
     (a) VOLCANO shall provide written notice to CCF in which it specifies the nature of CCF’s perceived lack of diligent participation (hereafter “breach of participation”).
     (b) CCF shall have sixty- (60) days in which to respond to the written notice, such response to delineate CCF’s position thereto, i.e., agreement or rebuttal.

     (c) After receipt of CCF’s response, the parties will schedule and then conduct a meeting by video or teleconference to reach consensus as to what action or actions need to be taken and/or whether the PD Plan should be modified to accommodate new circumstances.
     (d) If, despite best efforts, the parties fail to reach a consensus or if CCF fails to fulfill its mutually-agreed-upon responsibilities as to a cure for a breach of participation within one hundred and twenty- (120) days following the video or teleconference, then CCF shall refund five percent (5%) of the License Fee paid to that date.
Section 5 — PRODUCT MEETINGS
Following product launch, Contact Personnel from VOLCANO and CCF shall continue to have Product Meetings at least quarterly to report to each other problems or progress with existing Licensed Products and development of new Licensed Products. These meetings may be held by video or teleconference as the parties may decide; however, if VOLCANO requests that CCF Contact Personnel travel outside of the Cleveland metropolitan area to meet, then VOLCANO shall reimburse the reasonable travel expenses incurred by the CCF Contact Personnel pursuant to such meeting.
Section 6 — UPDATES
1. CCF shall have a continuing affirmative duty to work diligently to update the data, documentation, algorithms, look up tables and source code software delivered in Section 3 as changes and Improvements to the same are made by CCF.
2. Prior to commercial launch of the first Licensed Product, the Updates shall be made through the PD Plan and meetings connected with the PD Plan.
3. Following commercial launch, the Updates shall be made through the Product Meetings or sua sponte by CCF.
4. VOLCANO shall have a continued right to submit instruments and/or software to CCF with requests for testing and evaluation. VOLCANO will submit such requests in writing to CCF and CCF shall use reasonable efforts to respond to these requests in a timely manner. If CCF is willing and able to perform such testing and evaluation, then the parties will mutually agree upon the costs and particulars (including milestones) for such testing and evaluation in advance.
5. For technologies un-related to the Licensed Patents and/or the Licensed Technology, VOLCANO shall have a right to submit instruments and/or software to CCF with requests for testing and evaluation. Such testing and evaluation shall be conducted at the sole discretion of CCF, with the costs and particulars for such testing and evaluation to be mutually agreed upon by the parties in advance.

Section 7— ROYALTIES
1. In countries where manufacture, sale or use of Licensed Products is covered by a valid claim of an issued Licensed Patent and or incorporates or otherwise utilizes the Licensed Technology, a royalty of [CONFIDENTIAL] of the Net Sales amount received by VOLCANO, or its sublicensees, from the sale of each Unit of Licensed Product will be paid to CCF.
2. In countries where manufacture, sale or use of Licensed Products is covered by a valid claim of an issued Licensed Patent and/or incorporates or otherwise utilizes the Licensed Technology, a royalty of [CONFIDENTIAL] of the Net Sales amount received by VOLCANO, or its sublicensees, from the sale of each unit of an Enabled Product will be paid to CCF.
3. After the last Licensed Patent expires the royalty of Section 7.1 shall be reduced to [CONFIDENTIAL] and the royalty of Section 7.2 shall be reduced to [CONFIDENTIAL].
4. If VOLCANO, in its sole discretion, determines that CCF is not diligently participating in the Progress Meetings and/or is not diligently responding to requests to evaluate instruments and software, then the following procedures will apply:
     (a) VOLCANO shall provide written notice to CCF in which it specifies the nature of CCF’s perceived lack of diligent response (hereafter “breach of diligent response”).
     (b) CCF shall have sixty- (60) days in which to respond to the written notice, such response to delineate CCF’s position thereto, i.e., agreement or rebuttal.
     (c) After receipt of CCF’s response, the parties will schedule and then conduct a meeting by video or teleconference to reach consensus as to what action or actions need to be taken.
     (d) If, despite best efforts, the parties fail to reach a consensus or if CCF fails to fulfill its mutually-agreed-upon responsibilities as to a cure for a breach of diligent response within one hundred and twenty days- (120) days following the video or teleconference, then VOLCANO may, in its sole discretion, withhold payment of fifty percent (50%) of the Royalties then due and owing to CCF until such time CCF cures such breach of diligent response to the satisfaction of VOLCANO. Upon cure by CCF, VOLCANO would then immediately remit to CCF any Royalties being withheld.

Section 8 — PAYMENT
Payments arising hereunder will be made within sixty- (60) days of when the obligation accrues. In the case of Royalty Payments the accrual date will be the close of each calendar quarter (March 31, June 30, September 30 and December 31). Payment will be made in United States currency by means of a cashier’s check delivered to the address listed below for CCF or by wire transfer to an account specified by CCF. VOLCANO will maintain standard business records of sufficient quality for the verification of all sales of Licensed Products and Enabled Products for the past two (2) years. An auditor mutually acceptable to CCF and VOLCANO may audit these records at VOLCANO’s regular place of business during regular business hours upon thirty- (30) days written notice no more often than once per year. The auditor will verify all sales of Licensed Products, but the auditor must be sworn to reveal only the amounts of the transactions and not the identity or location of VOLCANO’s customers to CCF. If the auditor determines that royalties paid to CCF were underpaid by five percent (5%) or more, VOLCANO will bear the cost of the audit. Otherwise the cost of the audit shall be borne by CCF.
Section 9 — LICENSE EXCLUSIVITY
The exclusive license shall become a non-exclusive license, on a country-by-country basis, according to the following:
     (i) VOLCANO will make all reasonable efforts to obtain regulatory approval for the Licensed Products. VOLCANO will achieve regulatory approval in a particular country within three (3) years of the execution of this License Agreement. If it appears that the deadline will not be met, the parties agree to confer and reach a consensus on action(s) to be taken regarding same. If the parties cannot reach a consensus, and if the deadline is not met, CCF may convert the exclusive license to a non-exclusive license within the particular country.
     (ii) VOLCANO will start selling Licensed Products within one (1) year from the date relevant regulatory approval is obtained in a particular country. If it appears that the deadline will not be met, the parties agree to confer and reach a consensus on action(s) to be taken regarding same. If the parties cannot reach a consensus, and if the deadline is not met, CCF may convert the exclusive license to a non-exclusive license within the particular country.
Section 10 — PATENT PROSECUTION
VOLCANO will be responsible for and fund, using patent counsel of its choice, with CCF having right of review and comment, the preparation, filing, prosecution and maintenance of the Licensed Patents. CCF shall cooperate in patent prosecution and shall execute any document reasonably necessary to ensure such patent prosecution. Should VOLCANO decide to abandon or not pursue any of the Licensed Patents, CCF will be promptly informed and may take over the preparation, filing, prosecution and maintenance at its sole discretion and expense. Further, in the event of such abandonment, the use rights granted to VOLCANO pursuant to Section 2 that pertain to such abandoned Licensed Patents shall be terminated.

Section 11 — PATENT ENFORCEMENT
CCF shall promptly report any apparent infringement of the Licensed Patents or alleged infringement of third party patents to VOLCANO in writing. VOLCANO shall have the right, but not the duty, to pursue any infringement of the Licensed Patents, or defend any declaratory judgment with respect thereto. CCF shall support these actions by supplying documents and making their personnel reasonably available for testimony and other activities necessary to support these actions. Any recovery obtained in such an action shall be used first to reimburse VOLCANO for the costs of such an action. Any recovery remaining after such reimbursement shall to split seventy-five percent/twenty-five percent (75%/25%) between VOLCANO and CCF. If VOLCANO elects not to pursue any infringement or defend any declaratory judgment, CCF may take over the action at its own expense in which case CCF shall retain any recovery obtained therein.
Section 12 — THIRD PARTY ROYALTIES
In the event that in connection with its manufacture, use or sale of Licensed Products, VOLCANO pays a third party royalties or other amounts to avoid or settle a claim of infringement of the intellectual property rights of such a third party, VOLCANO may offset such amounts against up to [CONFIDENTIAL] of the royalty amounts due CCF. If VOLCANO is not able to avoid or settle a claim of infringement of the intellectual property of a third party and such continuing claim of infringement prevents VOLCANO from selling Licensed Products, VOLCANO shall have the option of immediately terminating this Agreement in regards to the country or territory where infringement prevents VOLCANO from selling Licensed Products unless CCF resolves the claim of infringement at CCF’s expense.
Section 13 — REGULATORY APPROVALS
VOLCANO shall be solely responsible for securing any federal, including U.S. Food and Drug Administration (“FDA”), state, local or foreign regulatory approval necessary for commercial sale of Licensed Products. Each regulatory approval shall be made in VOLCANO’S name unless applicable law requires otherwise, or CCF and VOLCANO otherwise agree that a particular approval be made in the name of CCF. CCF agrees that, notwithstanding any such regulatory approval made in its name, VOLCANO retains the exclusive rights to make, have made, import, export, use, distribute, promote, offer for sale and sell Licensed Products as granted to VOLCANO in this Agreement. Pursuant to Section 4 above, CCF will lend assistance on a reasonable basis to facilitate VOLCANO’s acquisition of necessary regulatory approvals for commercial sale. Such assistance will include the provision to VOLCANO as promptly as reasonably practicable of scientific and clinical data obtained by CCF relating to the Licensed Patents, the Licensed Technology, and/or the Licensed Products. VOLCANO shall be responsible for reimbursing CCF for any reasonable direct costs associated with such activity.

Section 14 — TERMINATION
1. Unless earlier terminated by breach or election of VOLCANO, the license granted hereunder will terminate on a country-by-country basis upon the expiration of the last to expire Licensed Patent or the lapsing of the last patent application in such country. After such expiration or lapsing VOLCANO shall have a paid-up, perpetual royalty-free license to the Licensed Patents in that country. However, the Agreement shall continue for as long as Licensed Technology is incorporated or otherwise utilized by VOLCANO in the manufacture, sale or use of the Licensed Products and/or CCF continues to participate with Volcano in product development and evaluation as described above.
2. VOLCANO may elect to terminate fee license granted hereunder with respect to any Licensed Patent or any country (without terminating the entire Agreement), on sixty- (60) days written notice.
3. The termination of this Agreement or any portion thereof as provided in Section 14.1 shall not release either party from any obligation that matured prior to the effective date of said termination.
Section 15—BREACH
If either party commits a material breach or defaults in the performance of a material provision of this Agreement, and such breach or default is not cured within ninety- (90) days after the receipt of written notice from the other party specifying the breach or default, the party not in breach or default shall be entitled to terminate this Agreement without additional penalty or cost by giving written notice to the other party, such notice being immediately effective.
Section 16 — REPRESENTATIONS AND WARRANTIES OF CCF TO VOLCANO
CCF represents and warrants that:
     (i) it has full right, power and authority to enter into this Agreement;
     (ii) with respect to the Licensed Patents and Licensed Technology, it has the right and authority necessary to grant the exclusive license of Section 2;
     (iii) the Licensed Patents and Licensed Technology are free of any lien or encumbrance or any rights or claims of any third party;
     (iv) the delivery and performance of this Agreement do not conflict, breach or violate any other agreement to which it is a party;
     (v) the Licensed Patents and Licensed Technology, i.e., the CCF IP, and the rights granted to VOLCANO therein are adequate and sufficient for VOLCANO to exercise fully its exclusive license as provided for herein and as contemplated by the parties;
     (vi) to the best of its knowledge and belief, the Licensed Patents and Licensed Technology do not infringe any valid patents or proprietary rights of third parties;

     (vii) to the best of knowledge and belief, it is not aware of any third party activities that would infringe or invalidate the Licensed Patents or Licensed Technology; and
     (viii) during the term of this Agreement it shall not enter into any agreement that is inconsistent with or in derogation of its warranties and representations just made herein.
Section 17 — REPRESENTATIONS AND WARRANTIES OF VOLCANO TO CCF
VOLCANO represents and warrants that:
     (i) it is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and in good standing in the State of Delaware and that it has full right, power and authority to enter into this Agreement and to accept the license of Section 2;
     (ii) it has the expertise necessary to independently evaluate the Licensed Patents and the Licensed Technology for sale in the commercial market and to develop Licensed Products for sale in the commercial market and that it so intends to develop Licensed Products for the commercial market;
     (iii) the delivery and performance of this Agreement do not conflict, breach or violate any other agreement to which it is a party; and
     (iv) during the term of this Agreement it shall not enter into any agreement that is inconsistent with or in derogation or its warranties and representations just made herein.
Section 18 — INDEMNIFICATION
1. VOLCANO shall indemnify, hold harmless, and defend CCF including its officers, employees and agents against any and all claims for death, illness, personal injury, property damage and any other damages incidental to or arising out of manufacture, use, sale, or other disposition of the CCF IP.
2. CCF will promptly notify VOLCANO in writing of any lawsuit that it intends to include within the indemnification of this Section 18.
Section 19 — LIMITATION OF LIABILITY
1. In no event shall the parties be liable to each other or to any other party for incidental, special, consequential, or punitive damages, including, but not limited to lost revenue or profits, in connection with this Agreement or its breach, or arising from the relationship of the parties or the conduct of business between them.
2. VOLCANO’s liability to CCF for damages of any kind is limited to the aggregate amount paid to CCF by VOLCANO under this Agreement.

Section 20 — PUBLICITY
VOLCANO shall not identify CCF in any promotional advertising, publication, communication or other materials disseminated to the public nor use the name of any CCF employee or agent or use any CCF trademark or service mark without prior written approval from CCF. Similarly, CCF shall not identify VOLCANO or any VOLCANO officer, agent or employee in any publication or communication or use any VOLCANO trademark or service mark without prior written approval from VOLCANO.
Section 21 — DISPUTE RESOLUTION
1. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly between officials who have authority to settle the controversy.
2. If the matter has not been resolved by negotiation within thirty- (30) days, the parties shall attempt in good faith to settle the dispute by mediation under the then-current rules of the American Arbitration Association (“AAA”). The neutral third party will be selected from the panel of neutrals of the AAA in accordance with the selection process of the AAA.
3. If the matter has not been resolved by mediation within ninety-(90) days of the initiation of such procedure, or if either party will not participate in a mediation, then the dispute shall be resolved under the Commercial Dispute Rules of the American Arbitration Association by a single arbitrator, mutually acceptable to the parties. The prevailing party shall have the right to enforce the award of the arbitrator in a court of competent jurisdiction. In any arbitration, the prevailing party shall be entitled to arbitration fees and the arbitrator may ward reasonable attorneys’ fees and any other fees, as the arbitrator shall designate.
4. Such mediation or arbitration shall be held in Los Angeles, California if invoked by CCF and in Cleveland, Ohio if invoked by VOLCANO
Section 22 — SEVERABILITY
If any portion of this Agreement is held void or unenforceable, in whole or in part, the court or tribunal so holding shall reform the provision to make it enforceable while maintaining the spirit and goal of the provision. If the court or tribunal determines it cannot so reform the provision, such provision or part thereof shall be treated as severable, so that the remainder of the Agreement remains valid.
Section 23 — BANKRUPTCY
In the event that VOLCANO ceases to do business, files a petition under the bankruptcy or insolvency laws of any jurisdiction, or makes an assignment for the benefit of creditors, and the Licensed Technology and Licensed Patents cease to be exploited and/or efforts to commercialize them as contemplated hereunder cease for a period of six- (6) months, then CCF shall have the right to terminate this Agreement upon written notice.

Section 24 — FURTHER ASSURANCES
Each party agrees to perform any further acts and to sign and deliver any further documents that are reasonably necessary to effectuate the provisions of this Agreement.
Section 25 — NOTICES
Any notice, request, demand or statement or other writing under this Agreement shall be deemed given and made upon the parties when personally received, delivered by first class certified or registered mail, postage prepaid, or delivered by overnight express courier to the addresses set out below or to such other addresses of which the parties receive written notice.
If from VOLCANO to CCF:
For scientific or technical issues:
D. Geoffrey Vince, Ph.D.
The Cleveland Clinic Foundation
Department of Biomedical Engineering / Mailcode ND20
9500 Euclid Avenue
Cleveland, OH 44195
Tel: (216) 444-1211
E-mail: vince@bme.ri.ccf.org
For legal, intellectual property or technology transfer issues:
Mark G. Bloom, Esq.
CCF Innovations / Mailcode ND40
9500 Euclid Avenue
Cleveland, OH 44195
Tel: (216) 445-6514
E-mail: bloomm@ccf.org
For Use of Name or Endorsements pursuant to Section 20:
Director
Public and Media Relations / Mailcode H10
9500 Euclid Avenue
Cleveland, OH 44195
With a copy to: Mark G. Bloom, Esq. / Mailcode ND40
If from CCF to VOLCANO:
Scott Huennekens
Volcano Therapeutics, Inc.
26061 Merit Circle, Suite 103
Laguna Hills, CA 92635

Section 26 — GENERAL PROVISIONS
1. No agency, joint venture or partnership shall be created by this Agreement.
2. VOLCANO may assign the license in connection with the sale or transfer of all or substantially all the rights of VOLCANO relating to the Licensed Products or services utilizing the methods within the Licensed Patents.
3. By entering into this Agreement, the parties specifically intend to comply with all applicable US laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C.§ 1320a-7(b)) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C.§1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate US federal, state, or local laws, rules, or regulations, the parties agree to negotiate in good faith revisions to the provision or provisions, which are in violation. In the event the parties are unable to agree to new or modified terns as required to bring the entire Agreement into compliance, either party may terminate this Agreement on sixty- (60) days written notice to the other party.
4. By signing this Agreement, each party agrees that the other shall have the right to automatically terminate this Agreement in the event that the non-terminating party is debarred, excluded, suspended or otherwise determined to be ineligible to participate in US federal health care programs (collectively, “Debarred” or “Debarment”). Accordingly, each party shall provide the other with immediate notice if the notifying party becomes Debarred. Upon receipt of such notice from such debarred party, this Agreement shall automatically terminate without further action or notice.
5. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to choice of law provisions, and the parties agree that it is executed and delivered in that State. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement or arbitration awards related to this Agreement, the parties agree that such action shall be brought in the United States District Court for the Central District of California, or in the State Court for the County of Los Angeles, California, and the parties hereby submit to the jurisdiction of these courts. In any litigation to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, ‘in addition to its court costs, to such reasonable attorneys’ fees, expert witness fees, and any other litigation expenses as shall be fixed by a court of competent jurisdiction.
6. This Agreement, excepting any Non-Disclosure Agreements between the parties, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, promises or undertaking related to the subject matter hereof other than those contained herein. As to the subject matter hereof, this Agreement supersedes and cancels any and all other agreements, excepting any Non-Disclosure Agreements, between the parties hereto.

7. No course of dealing between the parties shall act as a modification, estoppel or waiver of any provision of this Agreement, and no waiver or modification of any term or provision of this Agreement shall be valid, unless contained in a single written document signed by both parties.
8. Sections of this Agreement may be provided with heading or captions for the convenience of the reader. These headings or captions form no real part of the Agreement and shall not be used to interpret or construe this Agreement or limit or alter the meaning of the terms of this Agreement in any way.
9. This Agreement document may be executed as one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same integrated Agreement document.
10. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement if caused by events beyond the reasonable control of that party (force majeure events), including acts of God, embargoes, governmental restrictions, strikes, riots, wars or other military actions, civil disorders, rebellion, terrorist activities, vandalism and sabotage. The party whose performance is affected by force majeure events will promptly notify the other party, giving details of the force majeure circumstances, and obligations of the party giving the notice will be suspended during (but not longer than) the continuance of the force majeure.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

THE CLEVEL AND CLINIC FOUNDATION:

By:	/s/ Frank L. Lordeman

Frank L. Lordeman
Chief Operating Officer

Date:	5-1-02

VOLCANO THERAPEUTICS, INC.:

By:	/s/ Scott Huennekens

Scott Huennekens
Chief Executive Officer

Date:	5-3-02

Acknowledged (not a signatory):

By:	/s/ Linda Graham

Linda Graham, M.D.
Acting Chair
Dept. of Biomedical Engineering

Date:	5-2-02

Approved as to Form (not a signatory):

By:	/s/ Mark G. Bloom

Mark G. Bloom, Esq.
Manager of Technology Licensing
	and Chief Patent Counsel	APPROVED AS TO FORM
	CCF Innovations	CCF-OFFICE OF
GENERAL COUNSEL
Date:	4-30-02	BY	/s/ Dave Meyer

		DATE	4-30-02

EXHIBIT A
1. CCF Case No. 99149 now issued as United States Patent No. 6,200,268, issued March 13, 2001, and entitled “VASCULAR PLAQUE CHARACTERIZATION.”
2. CCF Case No. 99040 entitled “INTRAVASCULAR ULTRASONIC ANALYSIS USING ACTIVE CONTOUR METHOD AND SYSTEM” PCT/US00/17241 (WO 01/01864).

EXHIBIT B
1. CCF Contact Personnel — To Be Provided
2. VOLCANO Contact Personnel — To Be Provided
3. PD Plan — To Be Provided